SOURCE: STEPHEN H. CLARK	609-561-9000
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	March 31,
	2015	2014
Operating Revenues:
Utility	$ 266,530	$ 210,329
Nonutility	116,422	139,872

Total Operating Revenues	382,952	350,201

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	144,974	103,077
- Nonutility	96,733	125,061
Operations	41,861	39,350
Maintenance	3,998	3,259
Depreciation	16,819	14,991
Energy and Other Taxes	2,196	1,953

Total Operating Expenses	306,581	287,691

Operating Income	76,371	62,510

Other Income and Expense	2,241	2,368
Interest Charges	(8,601)	(7,084)

Income Before Income Taxes	70,011	57,794

Income Taxes	(16,613)	(11,869)
Equity in Earnings of Affiliated Companies	455	2,286

Income from Continuing Operations	53,853	48,211

Loss from Discontinued Operations - (Net of tax benefit)	(276)	(313)

Net Income	$ 53,577	$ 47,898

Basic Earnings per Common Share:

Continuing Operations	$ 0.79	$ 0.74
Discontinued Operations	0	(0.01)

Basic Earnings per Common Share	$ 0.79	$ 0.73

Average Shares of Common Stock Outstanding - Basic	68,397	65,530

Diluted Earnings per Common Share:

Continuing Operations	$ 0.79	$ 0.74
Discontinued Operations	0	(0.01)

Diluted Earnings per Common Share	$ 0.79	$ 0.73

Average Shares of Common Stock Outstanding - Diluted	68,618	65,684